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                                                                  EXHIBIT 10.10a
4/7/00

                              AGREEMENT AND RELEASE

       This Agreement and Release is made and entered into this 7th day of April, 2000, by and between Harry M. Rubin and GT Interactive Software Corp.

                                   DEFINITIONS

       As used throughout this Agreement and Release.

       "Rubin" refers to Harry M. Rubin, his heirs, executors, administrators, agents, successors, assigns, and dependents.

       "Company" refers to GT Interactive Software Corp., together with its past, present, and future parents, subsidiaries, and affiliates, and its respective past, present, and future officers, directors, agents, employees, successors, and assigns.

                                    RECITALS

       WHEREAS, Rubin had been employed by the Company pursuant to an Employment Agreement dated as of April 28, 1998 (the "Employment Agreement"); and

       WHEREAS, the Company and Rubin each desires to be released from certain obligations under the Employment Agreement;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the parties agree as follows:

                                    AGREEMENT

       1. The Employment Agreement is terminated effective as of June 30, 2000 (the "Termination Date"), except as to Sections 4, 6, 7(a), 7(b), 8(d), 8(m) and 8(o) of the Employment Agreement which shall survive and be deemed to be incorporated herein. Rubin represents that he does not have any claim, action, or proceeding pending against the Company.
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       2. Except as necessary to enforce the terms of this Agreement and
Release, and in exchange for and in consideration of the promises, covenants, and agreements set forth herein, Rubin hereby releases the Company to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which he has or may have for any period prior to the date of the execution of this Agreement and Release, including but not limited to all claims arising out of or related to the termination of his employment with the Company or any rights he may have under the Employment Agreement, all claims for additional compensation or remuneration, all claims for reimbursement of relocation or business expenses, and all claims to any stock or stock options that might otherwise be available under the Employment Agreement, as well as any claims of discrimination arising under any federal, state, or local law, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act of 1938, as amended, and the New York Human Rights Law, or any equivalent law, and any claim for attorneys' fees or costs incurred in pursuing any legal claim against the Company.

       3. In full and complete consideration for Rubin's promises, covenants, and agreements set forth herein, the Company will tender to Rubin, and Rubin will accept, the following payments:

       (a) Within thirty days of the Termination Date, the Company will tender to Rubin the Base Salary (as such term is defined in Section 3(a) of the Employment Agreement) and car allowance (as provided in Section 3(b)(ii) of the Employment Agreement) due and payable to Rubin through such Termination Date;

       (b) Severance pay equal to the Base Salary (including a 5% increase in such Base Salary on each of January 1, 2001 and January 1, 2002) that Rubin would have otherwise received if the terms of the Employment Agreement were in effect for the period from and after the Termination Date and ending on June 30, 2002 (the "Severance Period"), commencing on the Termination Date and payable at the times and in the amounts such Base Salary would have been so paid and pro-rated as applicable through the last date of the Severance Period;

       (c) The automobile allowance of $2,000 per calendar month, as set forth in Section 3(b)(ii) of the Employment Agreement, that Rubin would have received if the terms of the Employment Agreement were in effect during the Severance Period, commencing on the Termination Date and payable at the times and in the amounts such automobile allowance would have been so paid;
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       (d) In lieu of bonus, with respect to the Company's fiscal year ending
(i) on June 30, 2000, $101,250 on each of July 1, 2000 and January 1, 2001, (ii)
on June 30, 2001, $107,625 on each of July 1, 2001 and January 1, 2002, and
(iii) on June 30, 2002, $113,006 on each of July 1, 2002 and January 1, 2003, which payments are in the aggregate equal to the aggregate amount that would have otherwise been paid to Rubin as a bonus (50% of Base Salary) during the Severance Period had Rubin's employment not been terminated; and

       (e) Reimbursement for all taxes payable by Rubin (net of any taxes payable by him as a result of such reimbursement), if any and to the extent not previously reimbursed by the Company, as a result of life insurance premium payments made by the Company, pursuant to Section 3(d) of the Employment Agreement, prior to the Termination Date. The Company shall pay such reimbursement as promptly as reasonably practicable following its receipt from Rubin of documentation reasonably satisfactory to the Company to support such reimbursement of taxes.

       4. Rubin shall also continue, during the Severance Period, to participate in the Company's medical plans, to the same extent as if Rubin's employment had not been terminated, on the same basis and at the same cost to Executive as was in effect as of December 31, 1997 in accordance with Section 3(b)(iii) of the Employment Agreement.

       5. The Company hereby acknowledges and agrees that all options previously granted by the Company to Rubin to purchase, in the aggregate, 577,728 shares of the Company's Common Stock vested and became exercisable by Rubin in full (to the extent such options had not previously fully vested) on December 16, 1999, as a result of the consummation of the transaction with Infogrames Entertainment S.A. Such options shall be exercisable as set forth on Exhibit A attached hereto.

       6. Payment of all compensation and benefits to Rubin hereunder shall be subject to all applicable withholding taxes.

       7. It is a material condition of this Agreement and Release that

       (a) Rubin shall not make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (i) the Company, (ii) any of its products, services, affairs, or operations; or (iii) the reputations of any of its past or present directors, officers, employees or agents; and


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       (b) the Company shall not make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or disparage Rubin (whether or not such disparagement legally constitutes libel or slander) or expose Rubin to hatred, contempt or ridicule.

       8. If Rubin breaches his promises and participates in a legal proceeding based on claims he has released or breaches Paragraph 7 of this Agreement and Release, or if Mr. Rubin personally breaches Sections 4 or 6 of the Employment Agreement, then he agrees (a) to pay for all costs incurred by the Company, including reasonable attorneys' fees, in defending against his claim; (b) that the Company may bring an action for any damages suffered as a result of Rubin's breach of the provisions contained in Paragraph 7 of this Agreement and Release or Sections 4 or 6 of the Employment Agreement; and (c) to pay all other damages awarded by a court of competent jurisdiction.

       9. Rubin has been afforded an opportunity to take at least twenty-one
(21) days to consider this Agreement and Release and has been advised to consult with the attorneys of his choice prior to executing this Agreement and Release. The parties understand and acknowledge that Rubin will have a period of seven
(7) calendar days following his execution of this Agreement and Release in which to revoke his consent, and that this Agreement and Release will not become effective or enforceable until the revocation period has expired. A revocation will become effective only if Rubin furnishes the Company with a written notice to the Senior Vice President of Human Resources at GT Interactive Software Corp., 417 Fifth Avenue, New York, New York 10016 within such seven (7) day period. The Company will have no obligation to make the payments set forth herein unless and until this Agreement and Release becomes effective.

       10. In executing this Agreement and Release, the Company does not admit any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

       11. This Agreement and Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       12. The unenforceability or invalidity of any provision or provisions of this Agreement and Release shall not render any other provision or provisions hereof unenforceable or invalid.
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       13. This Agreement and Release constitutes the entire agreement between the parties and cannot be altered except in a writing signed by the parties. The parties acknowledge that they entered into this Agreement and Release voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement and Release which are not expressly contained herein.

       14. The parties agree that any disputes concerning the interpretation or application of this Agreement and Release shall be governed by New York law and submitted to a court in New York, without regard to principles of conflict of law or where the parties are located at the time a dispute arises.

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      IN WITNESS WHEREOF, the parties have executed this Agreement and Release on the dates indicated below.

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                                             GT INTERACTIVE SOFTWARE CORP.

/s/ Harry M. Rubin                           By: /s/ Harry Glantz
------------------                               -----------------
Harry M. Rubin


Sworn to before me this                      Sworn to before me this
_7th__ day of __April, 2000                  _7th__ day of __April, 2000



/s/ James Joseph Conner                      /s/ James Joseph Conner
----------------------                       ------------------------
Notary Public                                Notary Public



Notary Public, State of New York          Notary Public, State of New York
No. 01CO6030225                           No. 01CO6030225
Qualified in Westchester County           Qualified in Westchester County
Commission Expires September 7, 2001      Commission Expires September 7, 2001
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